FS Investment Corporation II 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation II Reports Third Quarter 2014 Financial Results

PHILADELPHIA, PA, November 17, 2014 – FS Investment Corporation II (FSIC II), a business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies, announced its operating results for the quarter ended September 30, 2014. As previously disclosed, FSIC II will hold a conference call to discuss these results at 10:00 a.m. Eastern Time on Thursday, November 20, 2014. Information for those interested in participating in the call can be found below.

Financial Highlights

•	As of November 7, 2014, FSIC II had raised approximately $3.2 billion in equity capital, including approximately $30.5 million of gross proceeds raised from investors affiliated with its sponsor, Franklin Square Capital Partners (Franklin Square), and its sub-adviser, GSO / Blackstone Debt Funds Management LLC (GDFM), and shares issued through its distribution reinvestment plan.

•	Net investment income of approximately $61.3 million, or $0.20 per share, for the quarter ended September 30, 2014, compared to approximately $34.4 million, or $0.21 per share, for the quarter ended September 30, 2013.

•	Net increase in net assets resulting from operations of approximately $52.0 million, or earnings of $0.17 per share, for the quarter ended September 30, 2014, compared to approximately $39.6 million, or $0.24 per share, for the quarter ended September 30, 2013.

•	Paid regular cash distributions to stockholders totaling approximately $0.1885 per share during the quarter ended September 30, 2014.

•	For the nine months ended September 30, 2014, FSIC II generated a GAAP-basis total return of approximately 7.67%.

Portfolio Highlights

•	As of September 30, 2014, the fair value of FSIC II’s investments was approximately $4.1 billion.

•	During the quarter ended September 30, 2014, FSIC II committed approximately $365.2 million to direct originations.

•	FSIC II’s portfolio consisted of investments in 217 portfolio companies as of September 30, 2014.

•	Based on fair value, core investment strategies, which include any investments that are considered directly originated or opportunistic, represented approximately 74% of FSIC II’s portfolio as of September 30, 2014. Based on fair value, direct originations represented approximately 54%, opportunistic investments represented approximately 20% and broadly syndicated/other investments represented approximately 26% of FSIC II’s portfolio as of September 30, 2014.

•	Gross portfolio yield prior to leverage (excluding non-income producing assets) was 9.7% based upon the amortized cost of FSIC II’s investments as of September 30, 2014.

“Since the completion of FSIC II’s continuous offering in March, we remain focused on growing our allocation to direct originations and other core investments,” commented Michael C. Forman, CEO of FSIC II. “Looking forward, we believe the size, scope and scale of our direct lending business may help generate strong returns for our investors while providing much needed capital to middle market U.S. companies.”

Quarterly Stockholder Conference Call

FSIC II will hold its quarterly stockholder conference call on Thursday, November 20, 2014, at 10:00 a.m. Eastern Time. In order to participate, interested parties should dial (800) 447-0521 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 38339834 when prompted. An audio archive of the call will be available for replay. The link to the audio archive can be found under FSIC II’s “Literature” page at www.franklinsquare.com and will be available for a period of 30 days following the call.

About FSIC II

FSIC II is a publicly registered, non-traded BDC sponsored by Franklin Square. FSIC II focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC II is advised by FSIC II Advisor, LLC and is sub-advised by GDFM, an affiliate of GSO Capital Partners LP (GSO). GSO, with approximately $70.2 billion in assets under management as of September 30, 2014, is the credit platform of Blackstone, one of the world’s leading managers of alternative investments. For more information, please visit www.franklinsquare.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed approximately $13.6 billion in assets as of September 30, 2014. For more information, please visit www.franklinsquare.com.

Other Information

The information in this press release is summary information only and should be read in conjunction with FSIC II’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, which FSIC II filed with the Securities and Exchange Commission (SEC) on November 14, 2014, as well as FSIC II’s other reports filed with the SEC. A copy of FSIC II’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 and FSIC II’s other reports filed with the SEC can be found under FSIC II’s “Literature” page at www.franklinsquare.com and on the SEC’s website at www.sec.gov.

FSIC II’s gross portfolio yield prior to leverage (excluding non-income producing assets) represents the expected yield to be generated by FSIC II on the income producing assets in its investment portfolio based on the composition of its portfolio as of September 30, 2014. The portfolio yield does not represent an actual investment return to stockholders.

Please note that certain financial figures may have been rounded.

Certain Information About Distributions

The determination of the tax attributes of FSIC II’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of FSIC II’s distributions for a full year. FSIC II intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The payment of future distributions on FSIC II’s shares of common stock is subject to the discretion of its board of directors and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSIC II may fund its cash distributions to stockholders from any sources of funds legally available to it, including expense reimbursements from Franklin Square Holdings, L.P., as well as proceeds from the sale of shares of common stock, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, gains from credit default swaps, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSIC II has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSIC II will be able to pay distributions at a specific rate or at all.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance or operations of FSIC II. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC II makes with the SEC. FSIC II undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.